Exhibit 5.1

CONSENT

To:              Olympus Pacific Minerals Inc.

And to:                      Ellenoff Grossman & Schole LLP, Counselors at Law

And to:                      U.S. Securities & Exchange Commission
      (the “Securities Regulator”)

Gentlemen:

RE: Technical Reports – Bong Mieu, Phuoc Son and Bau Gold Projects

Reference is made to the technical reports (the “Technical Reports”) entitled “A Technical Review of the Bong Mieu Gold Project in Quang Nam Province, Vietnam” dated August 31, 2007, and “Preliminary Assessment of the Phuoc Son Project in Quang Nam Province, Vietnam’ dated December 2007, and “Technical Report on Feasibility Studies for the Phuoc Son Gold Project in Quang Nam Province, Vietnam” dated March 26, 2008 and “Technical Report on the Bau Project, Bau, Sarawak, East Malaysia” dated August 6, 2010, by Terra Mining Consultants and Stevens & Associates which we prepared for Olympus Pacific Minerals Inc. (the “Company” or “Olympus”).

We hereby consent to the filing of the Technical Reports with the Securities Regulator, and to the written disclosure of the Technical Reports and the inclusion of extracts therefrom or a summary thereof in the annual Form 20-F.  We further agree to being named as an expert in the annual statement (20-F).

Dated this 30th day of April, 2011.

Sincerely, Stevens & Associates _____________________________ “Signed” by Murray Stevens Principal Terra Mining Consultants ___________________________ “Signed” by Graeme Fulton Director